Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated August 22, 2025, except for Note 8 which is dated November 5, 2025, with respect to the audited financial statements of Safeguard Acquisition Corp. as of July 23, 2025, and for the period from June 27, 2025 (inception) through July 23, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

November 5, 2025